This amended and restated supplement amends, restates and supersedes in full the supplement related hereto filed January 9, 2023 for CUSIP 06418B140.

Supplement dated January 10, 2023
to Final Term Sheet dated November 10, 2022
(To Prospectus dated December 29, 2021,
Prospectus Supplement dated December 29, 2021 and
Product Supplement EQUITY ARN-1 dated February 2, 2022)
Filed pursuant to Rule 424(b)(3) Registration Statement No. 333-261476
The Bank of Nova Scotia
Accelerated Return Notes®
Linked to the S&P 500® Index due January 26, 2024
CUSIP: 06418B140
(the “notes”)
This document (the “supplement”) supplements the Note Prospectus in connection with any secondary market transactions in the notes by us, Merrill Lynch, Pierce, Fenner & Smith Incorporated, BofA Securities, Inc. and any of our or their respective affiliates. Capitalized terms used but not defined in this supplement have the meanings set forth in the Note Prospectus.
The Starting Value for the notes was defined in the final Term Sheet dated November 10, 2022 (the “Final Term Sheet”). The Starting Value was defined as the lowest closing level of the Market Measure on any Market Measure Business Day (subject to adjustment as set forth in the Final Term Sheet) during the Starting Value Determination Period. The closing level of the Market Measure on November 10, 2022, the first day of the Starting Value Determination Period, was 3,956.37.
The Starting Value Determination Period expired on December 12, 2022. The lowest closing level of the Market Measure on any Market Measure Business Day during the Starting Value Determination Period was 3,933.92, which was the closing level of the Market Measure on December 7, 2022.
Therefore, the Starting Value for the notes is 3,933.92.
Documentation
You should read this supplement, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections beginning on page TS-6 of the Final Term Sheet, page PS-6 of product supplement EQUITY ARN-1, page S-2 of the prospectus supplement, and page 7 of the prospectus, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors.
You may access these documents on the Securities and Exchange Commission (“SEC”) website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Final Term Sheet dated November 10, 2022:
https://www.sec.gov/Archives/edgar/data/9631/000114036122041455/brhc10044102_424b2.htm
•	Product supplement EQUITY ARN-1 dated February 2, 2022:
https://www.sec.gov/Archives/edgar/data/9631/000091412122000966/bn57062750-424b2.htm
•	Prospectus supplement dated December 29, 2021:
https://www.sec.gov/Archives/edgar/data/9631/000091412121007897/bn56815298-424b3.htm
•	Prospectus dated December 29, 2021:
https://www.sec.gov/Archives/edgar/data/9631/000119312521368646/d240752d424b3.htm
Unless otherwise indicated or unless the context requires otherwise, all references in this supplement to “we,” “us,” “our,” or similar references are to The Bank of Nova Scotia.